Exhibit (l)(7)

PURCHASE AGREEMENT

INTERNATIONAL SECURED OPTIONS PORTFOLIO

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Trust Company, N.A., a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:

1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the “Share”) of the Company’s International Secured Options Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10.00 in full payment for such Share.

2. Glenmede Trust represents and warrants to the Company that each Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 28th day of September, 2012.

THE GLENMEDE FUND, INC.
ATTEST:

/s/ Kimberly C. Osborne		/s/ Mary Ann B. Wirts
By:	Kimberly C. Osborne	By:	Mary Ann B. Wirts
Title:	Executive Vice President	Title:	President

THE GLENMEDE TRUST COMPANY, N.A.
ATTEST:

/s/ Kimberly C. Osborne		/s/ James R. Belanger
By:	Kimberly C. Osborne	By:	James R. Belanger
Title:	Executive Vice President	Title:	Managing Director